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                                                                    EXHIBIT 3(b)


                            CERTIFICATE OF AMENDMENT

                                       TO

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             WHITEHALL CORPORATION


        Whitehall Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1. At a meeting of the Board of Directors of Whitehall Corporation lawfully convened, a resolution was unanimously adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said Special Meeting of stockholders. The resolution is as follows:

        RESOLVED, that Section 4.01 of Article IV of the Restated Certificate of Incorporation of the Corporation be amended by changing said Section in its entirety so as to read as follows:

                "Section 4.01. The total number of shares of capital stock which the corporation shall have authority to issue is 20,500,000 consisting of 500,000 shares of preferred stock, par value $5.00 per share, and 20,000,000 shares of common stock, par value $0.10 per share."

        2. A Special Meeting of Stockholders of said Corporation was, on proper notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, duly called and held on March 17, 1997, at which Special Meeting the necessary number of stockholders required by statute cast their votes in favor of the foregoing amendment.

        3. Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

        4. The capital of said Corporation will not be reduced under or by reason of said amendment.

        IN WITNESS WHEREOF, said Whitehall Corporation has caused this certificate to be signed by George F. Baker, its Chairman of the Board, this 17th day of March, 1997.


                                                WHITEHALL CORPORATION


                                                By: /s/ GEORGE F. BAKER
                                                   -------------------------
                                                   George F. Baker
                                                   Chairman of the Board